Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 23, 2020

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2020

Andover, MA, July 23, 2020 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter ended June 30, 2020. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the second quarter ended June 30, 2020 totaled $70.7 million, an 11.7% increase from $63.4 million for the corresponding period a year ago, and an 11.6% sequential increase from $63.4 million for the first quarter of 2020.

Gross margin increased to $30.3 million for the second quarter of 2020, compared to $29.1 million for the corresponding period a year ago, and increased sequentially from $27.3 million for the first quarter of 2020. Gross margin, as a percentage of revenue, decreased to 42.8% for the second quarter of 2020, compared to 46.0% for the corresponding period a year ago, and decreased from 43.1% for the first quarter of 2020.

Net income for the second quarter was $2.7 million, or $0.06 per diluted share, compared to net income of $2.6 million or $0.06 per diluted share, for the corresponding period a year ago and a net loss of ($1.7) million, or ($0.04) per basic share, for the first quarter of 2020.

Results for the second quarter of 2020 included a non-cash charge of $1.2 million associated with the accelerated recognition of equity-based compensation expenses resulting from stock option awards made during the period.

Cash and cash equivalents sequentially increased by $114.0 million to approximately $196.7 million at the end of the second quarter of 2020, from $82.7 million at the end of the first quarter of 2020. The Company completed an underwritten public offering of its common stock in June, resulting in net proceeds of approximately $109.7 million. Incremental capital expenditures for the second quarter of 2020 totaled $5.7 million, as compared with $2.5 million for the corresponding period a year ago and $3.0 million for the first quarter of 2020.

Second quarter bookings increased 45.4% to $87.5 million, from $60.2 million for the corresponding period a year ago, and increased sequentially 24.9% from $70.1 million for the first quarter of 2020. Total backlog at the end of the second quarter of 2020 was $127.5 million, representing an increase of 15.1% from backlog of $110.8 million at the end of the first quarter of 2020 and 22.4 % from $104.2 million at the end of 2019.

Commenting on the second quarter, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Second quarter bookings reflected accelerating demand for Advanced Products. Second quarter revenue recovered sequentially reflecting ramping shipments of lateral power system solutions for AI accelerators and recovery of Asian demand, which had been impacted during the first quarter by COVID-19. For the second quarter, the impact of the pandemic shifted from Asia to other regions, notably the United States, which experienced a 16% sequential decline in shipments, as non-essential manufacturing slowed considerably. COVID-19 continued to have an influence on our supply chain during the second quarter, causing production inefficiencies.”

Dr. Vinciarelli concluded, “Despite the continuing effects of COVID-19 on the global economy, Vicor’s outlook remains positive, and our confidence in our long-term opportunity is high. Expansion of our manufacturing facilities is underway, and we have placed substantial orders for additional equipment to expand manufacturing capacity and enable us to manufacture high volume products with high efficiency. Our outlook for the third quarter is for a sequential increase in revenue and earnings per share.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, July 23, 2020 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call who have not pre-registered should call 800-219-3192 at approximately 4:30 p.m. and use the Passcode 25071226. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 7, 2020. The replay dial-in number is 888-286-8010 and the Passcode is 41685203. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2019, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		SIX MONTHS ENDED
	(Unaudited)		(Unaudited)
	JUNE 30,	JUNE 30,	JUNE 30,	JUNE 30,
	2020	2019	2020	2019
Net revenues	$70,761	$63,355	$134,162	$129,080
Cost of revenues	40,443	34,238	76,513	68,877

Gross margin	30,318	29,117	57,649	60,203

Operating expenses:
Selling, general and administrative	15,455	15,030	31,824	30,403
Research and development	12,830	11,706	26,165	22,926

Total operating expenses	28,285	26,736	57,989	53,329

Income (loss) from operations	2,033	2,381	(340)	6,874

Other income (expense), net	233	288	381	527

Income before income taxes	2,266	2,669	41	7,401

Less: (Benefit) provision for income taxes	(406)	113	(900)	539

Consolidated net income	2,672	2,556	941	6,862
Less: Net income (loss) attributable to noncontrolling interest	5	(7)	9	13

Net income attributable to Vicor Corporation	$2,667	$2,563	$932	$6,849

Net income per share attributable to Vicor Corporation:
Basic	$0.06	$0.06	$0.02	$0.17
Diluted	$0.06	$0.06	$0.02	$0.17

Shares outstanding:
Basic	41,643	40,275	41,140	40,252
Diluted	43,385	41,081	42,980	41,055

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUNE 30,	DEC 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$196,704	$84,668
Accounts receivable, net	48,502	38,115
Inventories, net	55,630	49,187
Other current assets	7,842	7,096

Total current assets	308,678	179,066

Long-term deferred tax assets	188	205
Long-term investment, net	2,555	2,510
Property, plant and equipment, net	59,475	56,952
Other assets	1,838	1,994

Total assets	$372,734	$240,727

Liabilities and Equity

Current liabilities:
Accounts payable	$15,647	$9,005
Accrued compensation and benefits	13,687	10,410
Accrued expenses	2,689	2,690
Sales allowances	867	741
Short-term lease liabilities	1,156	1,520
Income taxes payable	56	57
Short-term deferred revenue and customer prepayments	7,817	5,507

Total current liabilities	41,919	29,930

Long-term deferred revenue	894	1,054
Contingent consideration obligations	307	451
Long-term income taxes payable	571	567
Long-term lease liabilities	2,400	2,855

Total liabilities	46,091	34,857
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	321,537	201,774
Retained earnings	144,030	143,098
Accumulated other comprehensive loss	(316)	(383)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	326,324	205,562
Noncontrolling interest	319	308

Total equity	326,643	205,870

Total liabilities and equity	$372,734	$240,727